UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 26, 2007

Restore Medical, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51998	41-1955715
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2800 Patton Road, St. Paul, Minnesota		55113
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(651) 634-3111

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 26, 2007, Restore Medical, Inc. ("Restore Medical") entered into Amended and Restated Employment and Change in Control Agreements with J. Robert Paulson, Jr., Chief Executive Officer, and Christopher R. Geyen, Chief Financial Officer (the "Principal Executive Officer Employment and Change in Control Agreements"), and new Employment and Change in Control Agreements with each of Restore Medical’s other executive officers (the "Executive Officer Employment and Change in Control Agreements"). The agreements do not provide a specific term for employment; rather each of the executive’s employment with Restore Medical is "at-will" and may be terminated at any time, with or without notice, for any or no reason, at either the executives’ or Restore Medical’s option. The agreements provide that such executive officers will receive a minimum base salary and will be entitled to receive annual performance incentives pursuant to the terms of the Management Incentive Plan then in effect, stock options and other benefits.

Payments Made Upon Termination Without Cause.

If either Mr. Paulson or Mr. Geyen’s employment is terminated by Restore Medical without cause prior to a change in control, they will be entitled to receive any amounts vested and earned, but unpaid as of the termination date, plus 12 months base salary paid according to Restore Medical’s normal payroll schedule and up to 12 months of COBRA payments for medical and dental coverage, provided that such COBRA payments will cease in the event that they receive coverage under another company’s benefit plan, are covered under Medicare or die. If any other executive officer is terminated by Restore Medical without cause prior to a change in control, he will be entitled to receive any amounts vested and earned, but unpaid as of the termination date, plus six months base salary and up to six months of COBRA payments under the same terms and conditions as described above for Mr. Paulson and Mr. Geyen’s agreements. In the event, such payments are subject to Section 409A of the Internal Revenue Code, the reimbursements to be paid in the first six months following the termination will be delayed and paid in a single lump sum on the first day of the month following the date that is six months after the termination date.

Payments Made Upon Death or Disability.

If the employment of any of these executive officers is terminated due to the executive’s death or upon a finding by the Board of Directors, in its sole discretion and subject to applicable law, that such executive officer is unable to carry out his essential job functions with or without reasonable accommodation due to physical or mental disability, provided such executive has exhausted all leave to which he is entitled, no additional payments or benefits will accrue to him or be paid to him, other than any amounts vested or earned, but unpaid as of the termination date.

Potential Payments Upon Change in Control.

Upon the closing of the last transaction necessary to effect a change in control (the "Change in Control Date"), 50% of the unvested shares underlying any stock options then held by the executive will automatically vest. For purposes of these agreements, a change in control includes, among other things, a change in beneficial ownership of Restore Medical’s securities following the date of this agreement, which results in a new beneficial owner holding 50% or more of the combined voting power of Restore Medical’s securities.

In addition, if Mr. Paulson or Mr. Geyen is terminated without cause following the Change in Control Date or if a constructive termination occurs (i.e. a material reduction in job responsibilities or base salary or a relocation of more than 40 miles) following the Change in Control Date, they will be entitled to receive the payments described above under the heading "Payments Made Upon Termination Without Cause" and the remaining unvested portion of any stock options then held by them will immediately vest. If any other executive officer is terminated without cause following the Change in Control Date or if a constructive termination occurs (as described above) within 12 months of such date, he will be entitled to receive the payments described above under the heading "Payments Made Upon Termination Without Cause," except that Craig Palmer, Vice President – U.S. Sales, will be entitled to receive 12 months severance pay, and the remaining unvested portion of any stock options then held by the executive will immediately vest. The change in control agreements condition the receipt of the additional base salary and COBRA payments described above on the executives signing, and not subsequently rescinding, a comprehensive release of claims in a form acceptable to Restore Medical.

The foregoing description of the terms of the Principal Executive Officer Employment and Change in Control Agreement and the Executive Officer Employment and Change in Control Agreement is qualified in its entirety by reference to the full text of the form of Principal Executive Officer Employment and Change in Control Agreement and form of Executive Officer Employment and Change in Control Agreement, copies of which are attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Form of Principal Executive Officer Employment and Change in Control Agreement.

10.2 Form of Executive Officer Employment and Change in Control Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Restore Medical, Inc.

March 30, 2007	By:	/s/ Christopher R. Geyen

Name: Christopher R. Geyen
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Form of Principal Executive Officer Employment and Change in Control Agreement
10.2	Form of Executive Officer Employment and Change in Control Agreement